Exhibit 99.1

PRESS RELEASE

Biofrontera Inc. Reports First Quarter 2022 Financial Results and Provides a Business Update

Conference call begins at 11:00 a.m. Eastern time today

WOBURN, Mass. (May 13, 2022) – Biofrontera Inc. (Nasdaq: BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatological products, today announced financial results for the three months ended March 31, 2022, and provided a business update.

Financial Highlights & Recent News

●	Total revenues for the first quarter of 2022 were $9.8 million, an increase of 106% from the first quarter of 2021
●	Cash and cash equivalents were $22.4 million as of March 31, 2022, compared with $24.5 million as of December 31, 2021
●	Created a dedicated key accounts team to address the changing landscape of the dermatology industry, and advanced plans for a new model of inside sales support to expand reach and frequency to newer and smaller accounts
●	Received Orange Book listing for a RhodoLED® XL lamp patent, providing Ameluz®-PDT with protection from generic competition through October 2040
●	Appointed Kevin Weber, a pharmaceutical executive with more than 30 years of executive and commercial experience, to the Company’s Board of Directors
●	Patient recruitment by the Company’s licensor continued for a Phase 3 study evaluating Ameluz®-PDT for the treatment of basal cell carcinoma, a Phase 2 study evaluating Ameluz®-PDT in moderate-to-severe acne and a Phase 1 study evaluating three tubes of Ameluz® with the RhodoLED® XL lamp in mild-to-severe actinic keratoses (AK) on the face and scalp
●	Participated in multiple academic and industry conferences to strengthen the Company’s medical affairs and educational initiatives
●	Launched new and updated websites for Ameluz® and Xepi®, each featuring a patient-focused and a healthcare professional-focused site, at www.ameluz.com and www.xepicream.com

Management Commentary

“During the first quarter our team maintained the momentum we established late last year and achieved our strongest revenue quarter since the beginning of the COVID-19 pandemic and our second-highest quarter on record. Further, March 2022 was our highest sales month on record, reflecting purchasing ahead of an Ameluz® price increase and typical seasonal strength in the first and fourth quarters. We continue to expect 2022 total revenues to increase by at least 30% compared with 2021,” stated Erica Monaco, Chief Executive Officer of Biofrontera Inc. “Our market expansion strategy seeks optimization through deeper penetration in our sales territories and high-value accounts, strengthening medical affairs and becoming a trusted partner in medical communities through scientific data publication, Key Opinion Leader interaction and industry support. We made excellent progress in all initiatives during the quarter.”

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First Quarter Financial Results

Total revenues were $9.8 million and $4.7 million for the first quarter of 2022 and 2021, respectively, an increase of $5.0 million, or 106%. The increase was primarily driven by a $4.6 million increase in Ameluz revenue, coupled with a $0.4 million increase from price.

Total operating expenses were $12.9 million and $8.3 million for the first quarter of 2022 and 2021, respectively. Cost of revenues increased by 100% primarily due to higher sales of Ameluz. Selling, general and administrative expenses increased by $2.9 million compared with the prior year primarily due to higher legal expenses, business insurance and headcount.

Net income of $5.6 million for the first quarter of 2022 includes an $8.7 million decrease in the in fair value of our warrant liabilities, and compares with a net loss of $3.5 million for the first quarter of 2021.

Adjusted EBITDA was negative $3.0 million for the first quarter of 2022 compared with negative $2.8 million for the first quarter of 2021. Adjusted EBITDA margin improved to negative 30.3% from negative 59.3% a year ago. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, legal settlement expense and certain other non-recurring or non-cash items.

The below table presents a reconciliation from net income (loss) to Adjusted EBITDA for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Net income/(loss)	$5,561	$(3,534)
Interest expense, net	33	84
Income tax expenses	30	1
Depreciation and amortization	131	138
EBITDA	5,755	(3,311)

Change in fair value of contingent consideration	-	498
Change in fair value of warrant liabilities	(8,711)	-
Adjusted EBITDA	$(2,956)	$(2,813)
Adjusted EBITDA margin	-30.3%	-59.3%

As of March 31, 2022, Biofrontera had cash and cash equivalents of $22.4 million, compared with $24.5 million as of December 31, 2021. The Company believes its cash and cash equivalents are sufficient to fund operations for at least the next 12 months.

Financial Guidance

Biofrontera maintains its previously announced financial guidance for 2022, as follows:

●	Total revenues are expected to increase by at least 30% compared with 2021, including typical seasonal strength in the first and fourth quarters

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●	The commercial focus throughout 2022 will be on achieving deeper sales penetration among current customer accounts, with additions to the Biofrontera sales force expected to begin in 2023

Conference Call and Webcast

Biofrontera Inc. will hold a conference call today at 11:00 a.m. Eastern time to discuss these results and answer questions.

Date:	Friday, May 13, 2022
Time:	11:00 a.m. Eastern time
Conference Call:	1-877-877-1275 (U.S.)
1-412-858-5202 (international)
Webcast:	Live and 90-day replay webcast are available here and at www.investors.biofrontera-us.com.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company’s business and marketing strategy, future operations and business, future financial position, potential to expand the label of Ameluz®, expected revenue growth, expected cash flow for operations, expected total revenues, projections constituting the financial guidance included in this release and statements about the commercial focus of Biofrontera Inc. throughout the year and expected increases in the Company’s sales force. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

(Tables to follow)

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BALANCE SHEETS

(In thousands, except par value and share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,428	$24,545
Accounts receivable, net	5,172	3,784
Other receivables, related party	8,686	8,647
Inventories	4,872	4,458
Prepaid expenses and other current assets	1,373	4,987

Total current assets	42,531	46,421

Other receivables long term, related party	2,813	2,813
Property and equipment, net	245	267
Intangible asset, net	3,345	3,450
Other assets	268	268

Total assets	$49,202	$53,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$302	$658
Accounts payable, related parties	269	282
Acquisition contract liabilities, net	3,242	3,242
Accrued expenses and other current liabilities	8,546	9,654

Total current liabilities	12,359	13,836

Long-term liabilities:
Acquisition contract liabilities, net	9,632	9,542
Warrant liability	4,143	12,854
Other liabilities	5,652	5,649

Total liabilities	$31,786	$41,881

Commitments and contingencies (see Note 23)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2022 and December 31, 2021	$-	$-
Common Stock, $0.001 par value, 300,000,000 shares authorized; 17,104,749 shares issued and outstanding as of March 31, 2022 and December 31, 2021	17	17
Additional paid-in capital	90,717	90,200
Accumulated deficit	(73,318)	(78,879)

Total stockholders’ equity	17,416	11,338

Total liabilities and stockholders’ equity	$49,202	$53,219

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STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Products revenues, net	$9,736	$4,731
Revenues, related party	15	13

Total revenues, net	9,751	4,744

Operating expenses
Cost of revenues, related party	4,975	2,408
Cost of revenues, other	175	163
Selling, general and administrative	7,616	4,758
Selling, general and administrative, related party	95	164
Restructuring costs	-	281
Change in fair value of contingent consideration	-	498

Total operating expenses	12,861	8,272

Loss from operations	(3,110)	(3,528)

Other income (expense)
Change in fair value of warrant liabilities	8,711	-
Interest expense, net	(33)	(84)
Other income, net	23	79

Total other income (expense)	8,701	(5)

Income (loss) before income taxes	5,591	(3,533)
Income tax expense	30	1

Net income (loss)	$5,561	$(3,534)

Income (loss) per common share:
Basic	$0.33	$(0.44)
Diluted	$0.32	$(0.44)

Weighted-average common shares outstanding:
Basic	17,104,749	8,000,000
Diluted	17,133,218	8,000,000

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